Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer, and Treasurer

(407) 904-3324

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO Realty Growth Reports Full Year and Fourth Quarter 2022 Operating Results

WINTER PARK, FL – February 23, 2023 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced its operating results and earnings for the quarter and year ended December 31, 2022.

Select Full Year 2022 Highlights

◾Reported a Net Loss per diluted share attributable to common stockholders of ($0.09) for the year ended December 31, 2022.
◾Reported Core FFO per diluted share attributable to common stockholders of $1.74 for the year ended December 31, 2022.
◾Reported AFFO per diluted share attributable to common stockholders of $1.83 for the year ended December 31, 2022.
◾Invested a record $314.0 million into five mixed-use or retail property acquisitions totaling 1.3 million square feet at a weighted-average going-in cash cap rate of 7.5%.
◾Originated structured investments totaling $59.2 million at a weighted-average initial yield of 8.2%.
◾Sold six income properties for total disposition volume of $81.1 million at a blended exit cap rate of 6.2%.
◾Reported an increase of 13.0% in Same-Property NOI as compared to the year-ended December 31, 2021.
◾Purchased 155,665 shares of common stock of Alpine Income Property Trust, Inc. (“PINE”) at a weighted average gross price of $17.57 per share and recognized a non-cash, unrealized loss of $1.7 million on the mark-to-market of the Company’s investment in PINE.
◾Issued a combined 5,016,026 shares of common stock through the Company’s inaugural follow-on equity offering and under its ATM offering program at a weighted average gross price of $19.73 per share, for total net proceeds of $95.3 million.
◾Paid regular common stock cash dividends during the full year of 2022 of $1.49 per share, a 12.0% increase over the Company’s 2021 common stock cash dividends.

Select Fourth Quarter 2022 Highlights

◾Reported a Net Loss per diluted share attributable to common stockholders of ($0.21) for the quarter ended December 31, 2022.
◾Reported Core FFO per diluted share attributable to common stockholders of $0.34 for the quarter ended December 31, 2022.

◾	Reported AFFO per diluted share attributable to common stockholders of $0.37 for the quarter ended December 31, 2022.
◾	Completed three mixed-use or retail property acquisitions totaling 1.0 million square feet for a gross value of $194.7 million at a weighted-average going-in cash cap rate of 8.0%.
◾	The Company sold 100% of its ownership interest in the entity that owned all of the Company’s mitigation credit rights for gross proceeds of $8.1 million. As part of the transaction, the Company retained the right to 35 mitigation credits and/or mitigation credit rights for future sale.
◾	Reported a decrease in Same-Property NOI of (6.9%) as compared to the fourth quarter of 2021.
◾	Completed inaugural follow-on underwritten public common equity offering during the fourth quarter of 2022, issuing 3,450,000 shares of common stock at a price per share of $19.00, generating net proceeds of approximately $62.4 million.
◾	Paid a common stock cash dividend $0.38 per share, representing a 14.0% increase over the fourth quarter 2021 quarterly common stock cash dividend.

CEO Comments

“2022 was another record year of transaction and capital markets activities for us at CTO and we are fortunate to have executed on a number of high-quality retail property acquisitions at favorable yields with an attractive investment basis in our target growth markets. Our portfolio is now comprised of some of the strongest employment and population locations in the country, primarily concentrated in the southeast and southwest in high-demand markets such as Atlanta, Dallas and Raleigh,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “We enter 2023 with a tremendous amount of opportunity to grow long-term portfolio-level cash flow as we lease up acquired vacancy and benefit from the resilient tenant demand and consumer traffic strength occurring in many of our top markets. Our well-positioned balance sheet has ample liquidity for targeted investment and we’re hopeful that we’ll see more attractive acquisition opportunities as the year progresses. When we combine our growth prospects with our expanding pipeline of signed leases that have yet to commence rent and our attractive 8.1% dividend yield, we’re optimistic we can bring all of these components together to drive long-term shareholder value.”

Year-to-Date Financial Results Highlights

The table below provides a summary of the Company’s operating results for the year ended December 31, 2022:

(in thousands, except per share data)	Year Ended December 31, 2022	Year Ended December 31, 2021	Variance to Comparable Period in the Prior Year
Net Income Attributable to the Company	$3,158	$29,940	$(26,782)	(89.5%)
Net Income (Loss) Attributable to Common Stockholders	$(1,623)	$27,615	$(29,238)	(105.9%)
Net Income (Loss) per Share Attributable to Common Stockholders (1)	$(0.09)	$1.56	$(1.65)	(105.8%)

Core FFO Attributable to Common Stockholders (2)	$32,212	$22,766	$9,446	41.5%
Core FFO per Common Share – Diluted (2)	$1.74	$1.29	$0.45	34.9%

AFFO Attributable to Common Stockholders (2)	$33,925	$25,676	$8,249	32.1%
AFFO per Common Share – Diluted (2)	$1.83	$1.45	$0.38	26.2%

Dividends Declared and Paid, per Preferred Share	$1.59	$0.77	$0.82	105.7%
Dividends Declared and Paid, per Common Share	$1.49	$1.33	$0.16	12.0%

(1)

The denominator for this measure in 2022 excludes the impact of 3.1 million shares related to the Company’s adoption of ASU 2020-06, effective January 1, 2022, which requires presentation on an if-converted basis for its 2025 Convertible Senior Notes, as the impact would be anti-dilutive.

(2)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income Attributable to the Company to non-GAAP financial measures, including FFO Attributable to Common Stockholders, FFO per Common Share - Diluted, Core FFO Attributable to Common Stockholders, Core FFO per Common Share – Diluted, AFFO Attributable to Common Stockholders and AFFO per Common Share - Diluted.

Quarterly Financial Results Highlights

The table below provides a summary of the Company’s operating results for the three months ended December 31, 2022:

(in thousands, except per share data)	For the Three Months Ended December 31, 2022	For the Three Months Ended December 31, 2021	Variance to Comparable Period in the Prior Year
Net Income (Loss) Attributable to the Company	$(3,079)	$1,932	$(5,011)	(259.4%)
Net Income (Loss) Attributable to Common Stockholders	$(4,274)	$736	$(5,010)	(680.7%)
Net Income (Loss) per Share Attributable to Common Stockholders (1)	$(0.21)	$0.04	$(0.25)	(625.0%)

Core FFO Attributable to Common Stockholders (2)	$6,816	$6,713	$103	1.5%
Core FFO per Common Share – Diluted (2)	$0.34	$0.38	$(0.04)	(10.5%)

AFFO Attributable to Common Stockholders (2)	$7,361	$7,272	$89	1.2%
AFFO per Common Share – Diluted (2)	$0.37	$0.41	$(0.04)	(9.8%)

Dividends Declared and Paid, per Preferred Share	$0.40	$0.40	$0.00	0.00%
Dividends Declared and Paid, per Common Share	$0.38	$0.33	$0.05	14.0%
(1)

The denominator for this measure in 2022 excludes the impact of 3.2 million shares related to the Company’s adoption of ASU 2020-06, effective January 1, 2022, which requires presentation on an if-converted basis for its 2025 Convertible Senior Notes, as the impact would be anti-dilutive.

(2)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income (Loss) Attributable to the Company to non-GAAP financial measures, including FFO Attributable to Common Stockholders, FFO per Common Share - Diluted, Core FFO Attributable to Common Stockholders, Core FFO per Common Share – Diluted, AFFO Attributable to Common Stockholders and AFFO per Common Share - Diluted.

Investments

During the year ended December 31, 2022, the Company invested a record $314.0 million into five mixed-use or retail property acquisitions totaling 1.3 million square feet and originated four structured investments to provide $59.2 million of funding towards retail and mixed-use properties. These 2022 acquisitions and structured investments were completed at a weighted average going-in yield of 7.7%.

During the three months ended December 31, 2022, the Company completed three mixed-use or retail property acquisitions totaling 1.0 million square feet for a gross value of $194.7 million at a weighted-average going-in cash cap rate of 8.0%. The Company’s fourth quarter 2022 investments included the following:

◾	Acquired West Broad Village, a 392,000 square foot grocery-anchored lifestyle property situated 32.6 acres in the Short Pump submarket of Richmond, Virginia for a purchase price of $93.9 million. The property, anchored by Whole Foods and REI, is comprised of approximately 297,700 square feet of retail and 94,300 square feet of complementary office and includes a combination of national and local tenants spanning the grocery, food & beverage, entertainment, education, home décor, childcare and medical sectors.

◾	Purchased The Collection at Forsyth, a 560,000 square foot lifestyle, mixed-use property spanning 58.9 acres in the Forsyth County submarket of Atlanta, Georgia for a purchase price of $96.0 million. Built in 2008, the property provides a mix of national and local tenants, including Academy Sports, AMC Theatres, Children’s Healthcare of Atlanta, Ted’s Montana Grill, DSW and Barnes & Noble.
◾	Acquired an assemblage of five restaurant and parking parcels encompassing 28,500 square feet of leasable space across 3.8 acres in the tourist district of Daytona Beach, Florida for $4.8 million. The properties are less than one mile from the Company’s two existing beachside Daytona Beach restaurant properties, which are seeing record gross revenues despite disruption from last year’s hurricane season. The Company intends to lease the properties to new operators after purchasing the portfolio off-market from the prior owner who has made the decision to retire after operating the properties for the past three decades.

Dispositions

During the year ended December 31, 2022, the Company sold six properties, two of which were classified as commercial loan investments due to the respective tenants’ repurchase options, for $81.1 million at a weighted average exit cap rate of 6.2%.

Portfolio Summary

The Company’s income property portfolio consisted of the following as of December 31, 2022:

Asset Type	# of Properties	Square Feet	Weighted Average Remaining Lease Term
Single Tenant	8	436	5.7 years
Multi-Tenant	15	3,283	4.8 years
Total / Weighted Average Lease Term	23	3,719	5.5 years

Property Type	# of Properties	Square Feet	% of Cash Base Rent
Retail	15	1,967	50.1%
Office	3	395	10.3%
Mixed-Use	5	1,357	39.6%
Total / Weighted Average Lease Term	23	3,719	100%

Square feet in thousands.

Leased Occupancy	92.9%
Occupancy	90.2%

Same Property Net Operating Income

During the full year of 2022, the Company’s Same-Property NOI totaled $22.9 million, an increase of 13.0% over the comparable prior year period, as presented in the following table.

	Year Ended December 31, 2022	Year Ended December 31, 2021	Variance to Comparable Period in the Prior Year
Single Tenant	$8,557	$8,238	$319	3.9%
Multi-Tenant	14,300	11,988	2,312	19.3%
Total	$22,857	$20,226	$2,631	13.0%

In thousands.

The Company’s Same-Property NOI totaled $8.1 million during the fourth quarter of 2022, a decrease of (6.9%) over the comparable prior year period, as presented in the following table.

	For the Three Months Ended December 31, 2022	For the Three Months Ended December 31, 2021	Variance to Comparable Period in the Prior Year
Single Tenant	$2,745	$2,758	$(13)	(0.5%)
Multi-Tenant	5,370	5,958	(588)	(9.9%)
Total	$8,115	$8,716	$(601)	(6.9%)

In thousands.

Leasing Activity

During the year ended December 31, 2022, the Company signed 60 leases totaling 216,931 square feet. On a comparable basis, which excludes vacancy existing at the time of acquisition, CTO signed 35 leases totaling 127,673 square feet at an average cash base rent of $32.29 per square foot compared to a previous average cash base rent of $27.54 per square foot, representing 17.3% comparable growth.

A summary of the Company’s overall leasing activity for the year ended December 31, 2022, is as follows:

	Square Feet	Weighted Average Lease Term	Cash Rent Per Square Foot	Tenant Improvements	Leasing Commissions
New Leases	121.6	9.4 years	$32.24	$6,746	$2,024
Renewals & Extensions	95.3	5.3 years	$30.24	$395	$150
Total / Weighted Average	216.9	7.6 years	$31.36	$7,141	$2,174

In thousands except for per square foot and weighted average lease term data.

During the fourth quarter of 2022, the Company signed 14 leases totaling 43,568 square feet. On a comparable basis, which excludes vacancy existing at the time of acquisition, CTO signed 9 leases totaling 20,860 square feet at an average cash base rent of $29.59 per square foot compared to a previous average cash base rent of $26.86 per square foot, representing 10.1% comparable growth.

A summary of the Company’s overall leasing activity for the quarter ended December 31, 2022, is as follows:

	Square Feet	Weighted Average Lease Term	Cash Rent Per Square Foot	Tenant Improvements	Leasing Commissions
New Leases	22.7	8.5 years	$25.18	$309	$362
Renewals & Extensions	20.9	4.2 years	$29.59	$27	$12
Total / Weighted Average	43.6	6.2 years	$27.29	$336	$374

In thousands except for per square foot and weighted average lease term data.

Subsurface Interests and Mitigation Credits

During the year ended December 31, 2022, the Company sold approximately 14,600 acres of subsurface oil, gas and mineral rights for $1.7 million, resulting in aggregate gains of $1.6 million. As of December 31, 2022, the Company owns full or fractional subsurface oil, gas, and mineral interests underlying approximately 355,000 “surface” acres of land owned by others in 19 counties in Florida.

During the three months ended December 31, 2022, the Company sold approximately 3 acres of subsurface oil, gas, and mineral rights for $0.1 million, resulting in aggregate gains of $0.1 million.

During the year ended December 31, 2022, the Company sold approximately 34.4 mitigation credits for $3.5 million, resulting in aggregate gains of $1.1 million.

During the three months ended December 31, 2022, the Company sold approximately 7.3 mitigation credits for $0.9 million, resulting in aggregate gains of $0.3 million.

In addition to the Company’s mitigation credit sales throughout the year 2022, during the fourth quarter, the Company sold 100% of its ownership interest in the entity that owned all of the Company’s mitigation credit rights for gross proceeds of $8.1 million. As part of the transaction, the Company retained the right to 35 mitigation credits and/or mitigation credit rights for future sale.

Capital Markets and Balance Sheet

During the quarter ended December 31, 2022, the Company completed the following notable capital markets activities:

◾	On December 5, 2022, the Company closed its underwritten public offering of 3,450,000 shares of common stock, which includes the full exercise of the underwriters’ option to purchase additional shares, at a price to the public of $19.00 per share, generating net proceeds of $62.4 million.
◾	Issued 604,765 common shares under its ATM offering program at a weighted average gross price of $20.29 per share, for total net proceeds of $12.1 million.

The following table provides a summary of the Company’s long-term debt, at face value, as of December 31, 2022:

Component of Long-Term Debt	Principal	Interest Rate	Maturity Date
2025 Convertible Senior Notes	$51.0 million	3.875%	April 2025
2026 Term Loan (1)	$65.0 million	SOFR + 10 bps + [1.25% – 2.20%]	March 2026
Mortgage Note (2)	$17.8 million	4.06%	August 2026
Revolving Credit Facility	$113.8 million	SOFR + 10 bps + [1.25% – 2.20%]	January 2027
2027 Term Loan (3)	$100.0 million	SOFR + 10 bps + [1.25% – 2.20%]	January 2027
2028 Term Loan (4)	$100.0 million	SOFR + 10 bps + [1.20% – 2.15%]	January 2028
Total Debt / Weighted Average Interest Rate	$447.6 million	3.94%
(1)

The Company utilized interest rate swaps on the $65.0 million 2026 Term Loan balance to fix SOFR and achieve a weighted average fixed swap rate of 0.26% plus the 10 bps SOFR adjustment plus the applicable spread.

(2)	Mortgage note assumed in connection with the acquisition of Price Plaza Shopping Center located in Katy, Texas.
(3)	The Company utilized interest rate swaps on the $100.0 million 2027 Term Loan balance to fix SOFR and achieve a fixed swap rate of 0.64% plus the 10 bps SOFR adjustment plus the applicable spread.
(4)

The Company entered into interest rate swaps on the $100.0 million 2028 Term Loan balance to fix SOFR and achieve a weighted average fixed swap rate of 3.78% plus the 10 bps SOFR adjustment plus the applicable spread.

As of December 31, 2022, the Company’s net debt to Pro Forma EBITDA was 7.3 times, and as defined in the Company’s credit agreement, the Company’s fixed charge coverage ratio was 3.4 times. As of December 31, 2022, the Company’s net debt to total enterprise value was 46.4%. The Company calculates total enterprise value as the sum of net debt, par value of its 6.375% Series A preferred equity, and the market value of the Company's outstanding common shares.

Dividends

On November 22, 2022, the Company announced a cash dividend on its common stock and Series A Preferred stock for the fourth quarter of 2022 of $0.38 per share and $0.40 per share, respectively, payable on December 30, 2022 to stockholders of record as of the close of business on December 12, 2022. The fourth quarter 2022 common stock cash dividend represents a 14.0% increase over the comparable prior year period quarterly dividend and a payout ratio of 111.8% and 102.7% of the Company’s fourth quarter 2022 Core FFO per diluted share and AFFO per diluted share, respectively.

During the year ended December 31, 2022, the Company paid cash dividends on its common stock and Series A Preferred stock of $1.49 per share and $1.59 per share, respectively. The 2022 common stock cash dividends represent a 12.0% increase over the Company’s full year 2021 common stock cash dividends and payout ratios of 85.8% and 81.6% of the Company’s full year 2022 Core FFO per diluted share and AFFO per diluted share, respectively.

On February 22, 2023, the Company declared a common stock cash dividend for the first quarter of 2023 of $0.38 per share, representing an annualized yield of 8.1% based on the closing price of the Company’s common stock on February 22, 2023.

2023 Guidance

The Company’s estimated Core FFO per diluted share and AFFO per diluted share for 2023 is as follows:

	2023 Guidance Range
	Low		High
Core FFO Per Diluted Share	$1.50	to	$1.55
AFFO Per Diluted Share	$1.64	to	$1.69

The Company’s 2023 guidance includes but is not limited to the following assumptions:

◾	Same-Property NOI growth of 1% to 4%, including the impact of elevated bad debt expense, occupancy loss and costs associated with tenants in bankruptcy and/or tenant lease defaults
◾	General and administrative expense within a range of $14 million to $15 million
◾	Weighted average diluted shares outstanding between 22.8 million shares and 23.6 million shares
◾	Year-end 2023 leased occupancy projected to be within a range of 94% to 95% before any potential impact from 2023 income property acquisitions and/or dispositions
◾	Investment in income producing assets, including structured investments, between $100 million and $250 million at a weighted average initial cash yield between 7.25% and 8.00%
◾	Disposition of assets between $5 million and $75 million at a weighted average exit cash yield between 6.00% and 7.50%

Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter and year ended December 31, 2022 on Friday, February 24, 2023, at 9:00 AM ET.

A live webcast of the call will be available on the Investor Relations page of the Company’s website at www.ctoreit.com or at the link provided in the event details below. To access the call by phone, please go to the link provided in the event details below and you will be provided with dial-in details.

Webcast: https://edge.media-server.com/mmc/p/2wxuo8wm

Dial-In:   https://register.vevent.com/register/BI79f7467911aa4987b972fb9149643328

We encourage participants to dial into the conference call at least fifteen minutes ahead of the scheduled start time. A replay of the earnings call will be archived and available online through the Investor Relations section of the Company’s website at www.ctoreit.com.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, global supply chain disruptions, and ongoing geopolitical war; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 Pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Non-GAAP Financial Measures

Our reported results are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We also disclose Funds From Operations (“FFO”), Core Funds From Operations (“Core FFO”), Adjusted Funds From Operations (“AFFO”), Pro Forma Earnings Before Interest, Taxes, Depreciation and Amortization (“Pro Forma EBITDA”), and Same-Property Net Operating Income (“Same-Property NOI”), each of which are non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO, Core FFO, AFFO, Pro Forma EBITDA, and Same-Property NOI do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operating activities as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. The Company also excludes the gains or losses from sales of assets incidental to the primary business of the REIT which specifically include the sales of mitigation credits, impact fee credits, subsurface sales, and land sales, in addition to the mark-to-market of the Company’s investment securities and interest related to the 2025 Convertible Senior Notes, if the effect is dilutive. To derive Core FFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to gains and losses recognized on the extinguishment of debt, amortization of above- and below-market lease related intangibles, and other unforecastable market- or transaction-driven non-cash items. To derive AFFO, we further modify the NAREIT computation of FFO and Core FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rental revenue, non-cash compensation, and other non-cash amortization, as well as adding back the interest related to the 2025 Convertible Senior Notes, if the effect is dilutive. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals.

To derive Pro Forma EBITDA, GAAP net income or loss attributable to the Company is adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries, non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, above- and below-market lease related intangibles, non-cash compensation, and other non-cash income or expense. Cash interest expense is also excluded from Pro Forma EBITDA, and GAAP net income or loss is adjusted for the annualized impact of acquisitions, dispositions and other similar activities.

To derive Same-Property NOI, GAAP net income or loss attributable to the Company is adjusted to exclude extraordinary items (as defined by GAAP), gain or loss on disposition of assets, gain or loss on extinguishment of debt, impairment charges, and depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries, if any, non-cash revenues and expenses such as above- and below-market lease related intangibles, straight-line rental revenue, and other non-cash income or expense. Interest expense, general and administrative expenses, investment and other income or loss, income tax benefit or expense, real estate operations revenues and direct cost of revenues, management fee income, and interest income from commercial loans and investments are also excluded from Same-Property NOI. GAAP net income or loss is further adjusted to remove the impact of properties that were not owned for the full current and prior year reporting periods presented. Cash rental income received under the leases pertaining to the Company’s assets that are presented as commercial loans and investments in accordance with GAAP is also used in lieu of the interest income equivalent.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains or losses on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that Core FFO and AFFO are additional useful supplemental measures for investors to consider because they will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. We also believe that Pro Forma EBITDA is an additional useful supplemental measure for investors to consider as it allows for a better assessment of our operating performance without the distortions created by other non-cash revenues, expenses or certain effects of the Company’s capital structure on our operating performance. We use Same-Property NOI to compare the operating performance of our assets between periods. It is an accepted and important measurement used by management, investors and analysts because it includes all property-level revenues from the Company’s properties, less operating and maintenance expenses, real estate taxes and other property-specific expenses (“Net Operating Income” or “NOI”) of properties that have been owned and stabilized for the entire current and prior year reporting periods. Same-Property NOI attempts to eliminate differences due to the acquisition or disposition of properties during the particular period presented, and therefore provides a more comparable and consistent performance measure for the comparison of the Company's properties. FFO, Core FFO, AFFO, Pro Forma EBITDA, and Same-Property NOI may not be comparable to similarly titled measures employed by other companies.

CTO Realty Growth, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of
	December 31, 2022	December 31, 2021
ASSETS
Real Estate:
Land, at Cost	$233,930	$189,589
Building and Improvements, at Cost	530,029	325,418
Other Furnishings and Equipment, at Cost	748	707
Construction in Process, at Cost	6,052	3,150
Total Real Estate, at Cost	770,759	518,864
Less, Accumulated Depreciation	(36,038)	(24,169)
Real Estate—Net	734,721	494,695
Land and Development Costs	685	692
Intangible Lease Assets—Net	115,984	79,492
Assets Held for Sale	—	6,720
Investment in Alpine Income Property Trust, Inc.	42,041	41,037
Mitigation Credits	1,856	3,702
Mitigation Credit Rights	725	21,018
Commercial Loans and Investments	31,908	39,095
Cash and Cash Equivalents	19,333	8,615
Restricted Cash	1,861	22,734
Refundable Income Taxes	448	442
Deferred Income Taxes—Net	2,530	—
Other Assets	34,453	14,897
Total Assets	$986,545	$733,139
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$2,544	$676
Accrued and Other Liabilities	18,028	13,121
Deferred Revenue	5,735	4,505
Intangible Lease Liabilities—Net	9,885	5,601
Deferred Income Taxes—Net	—	483
Long-Term Debt	445,583	278,273
Total Liabilities	481,775	302,659
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock – 100,000,000 shares authorized; $0.01 par value, 6.375% Series A Cumulative Redeemable Preferred Stock, $25.00 Per Share Liquidation Preference, 3,000,000 shares issued and outstanding at December 31, 2022 and December 31, 2021	30	30
Common Stock – 500,000,000 shares authorized; $0.01 par value, 22,854,775 shares issued and outstanding at December 31, 2022; and 17,748,678 shares issued and outstanding at December 31, 2021	229	60
Additional Paid-In Capital	172,471	85,414
Retained Earnings	316,279	343,459
Accumulated Other Comprehensive Income	15,761	1,517
Total Stockholders’ Equity	504,770	430,480
Total Liabilities and Stockholders’ Equity	$986,545	$733,139

CTO Realty Growth, Inc.

Consolidated Statements of Operations

(In thousands, except share, per share and dividend data)

	(Unaudited) Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021
Revenues
Income Properties	$19,628	$13,922	$68,857	$50,679
Management Fee Income	994	944	3,829	3,305
Interest Income From Commercial Loans and Investments	841	725	4,172	2,861
Real Estate Operations	1,067	9,109	5,462	13,427
Total Revenues	22,530	24,700	82,320	70,272
Direct Cost of Revenues
Income Properties	(6,421)	(4,127)	(20,364)	(13,815)
Real Estate Operations	(553)	(7,748)	(2,493)	(8,615)
Total Direct Cost of Revenues	(6,974)	(11,875)	(22,857)	(22,430)
General and Administrative Expenses	(3,927)	(2,725)	(12,899)	(11,202)
Impairment Charges	—	(1,072)	—	(17,599)
Depreciation and Amortization	(8,454)	(5,153)	(28,855)	(20,581)
Total Operating Expenses	(19,355)	(20,825)	(64,611)	(71,812)
Gain (Loss) on Disposition of Assets	(11,770)	210	(7,042)	28,316
Loss on Extinguishment of Debt	—	(2,790)	—	(3,431)
Other Gains (Loss)	(11,770)	(2,580)	(7,042)	24,885
Total Operating Income (Loss)	(8,595)	1,295	10,667	23,345
Investment and Other Income (Loss)	7,046	4,007	776	12,445
Interest Expense	(3,899)	(2,078)	(11,115)	(8,929)
Income (Loss) Before Income Tax Benefit (Expense)	(5,448)	3,224	328	26,861
Income Tax Benefit (Expense)	2,369	(1,292)	2,830	3,079
Net Income (Loss) Attributable to the Company	(3,079)	1,932	3,158	29,940
Distributions to Preferred Stockholders	(1,195)	(1,196)	(4,781)	(2,325)
Net Income (Loss) Attributable to Common Stockholders	$(4,274)	$736	$(1,623)	$27,615

Per Share Information:
Basic and Diluted Net Income (Loss) Attributable to Common Stockholders	$(0.21)	$0.04	$(0.09)	$1.56

Weighted Average Number of Common Shares
Basic and Diluted	19,884,782	17,671,194	18,508,201	17,676,809

Dividends Declared and Paid – Preferred Stock	$0.40	$0.40	$1.59	$0.77
Dividends Declared and Paid – Common Stock	$0.38	$0.33	$1.49	$1.33

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

Same-Property NOI Reconciliation

(Unaudited)

(In thousands)

	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Income (Loss) Attributable to the Company	$(3,079)	$1,932	$3,158	$29,940
Loss (Gain) on Disposition of Assets	11,770	(210)	7,042	(28,316)
Loss on Extinguishment of Debt	—	2,790	—	3,431
Impairment Charges	—	1,072	—	17,599
Depreciation and Amortization	8,454	5,153	28,855	20,581
Amortization of Intangibles to Lease Income	(676)	(416)	(2,161)	404
Straight-Line Rent Adjustment	521	599	2,166	2,443
COVID-19 Rent Repayments	(26)	(104)	(105)	(842)
Accretion of Tenant Contribution	40	39	154	236
Interest Expense	3,899	2,078	11,115	8,929
General and Administrative Expenses	3,927	2,725	12,899	11,202
Investment and Other Income	(7,046)	(4,007)	(776)	(12,445)
Income Tax Expense (Benefit)	(2,369)	1,292	(2,830)	(3,079)
Real Estate Operations Revenues	(1,067)	(9,109)	(5,462)	(13,427)
Real Estate Operations Direct Cost of Revenues	553	7,748	2,493	8,615
Management Fee Income	(994)	(944)	(3,829)	(3,305)
Interest Income from Commercial Loans and Investments	(841)	(725)	(4,172)	(2,861)
Less: Impact of Properties Not Owned for the Full Reporting Period	(4,951)	(1,197)	(25,690)	(18,879)
Same-Property NOI	$8,115	$8,716	$22,857	$20,226

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net Income (Loss) Attributable to the Company	$(3,079)	$1,932	$3,158	$29,940
Add Back: Effect of Dilutive Interest Related to 2025 Notes (1)	—	—	—	—
Net Income Attributable to the Company, If-Converted	$(3,079)	$1,932	3,158	29,940
Depreciation and Amortization of Real Estate	8,440	5,153	28,799	20,581
Loss (Gain) on Disposition of Assets, Net of Income Tax	8,898	(210)	4,170	(28,316)
Gain on Disposition of Other Assets	(519)	(1,375)	(2,992)	(4,924)
Impairment Charges, Net	—	809	—	13,283
Unrealized Loss (Gain) on Investment Securities	(6,405)	(3,446)	1,697	(10,340)
Income Tax Expense from Non-FFO Items	—	1,840	—	1,840
Funds from Operations	$7,335	$4,703	$34,832	$22,064
Distributions to Preferred Stockholders	(1,195)	(1,196)	(4,781)	(2,325)
Funds From Operations Attributable to Common Stockholders	$6,140	$3,507	$30,051	$19,739
Loss on Extinguishment of Debt	—	2,790	—	3,431
Amortization of Intangibles to Lease Income	676	416	2,161	(404)
Less: Effect of Dilutive Interest Related to 2025 Notes (1)	—	—	—	—
Core Funds From Operations Attributable to Common Stockholders	$6,816	$6,713	$32,212	$22,766
Adjustments:
Straight-Line Rent Adjustment	(521)	(599)	(2,166)	(2,443)
COVID-19 Rent Repayments	26	104	105	842
Other Depreciation and Amortization	(33)	(149)	(232)	(676)
Amortization of Loan Costs, Discount on Convertible Debt, and Capitalized Interest	264	469	774	1,864
Non-Cash Compensation	809	734	3,232	3,168
Non-Recurring G&A	—	—	—	155
Adjusted Funds From Operations Attributable to Common Stockholders	$7,361	$7,272	$33,925	$25,676

FFO Attributable to Common Stockholders per Common Share – Diluted	$0.31	$0.20	$1.62	$1.12
Core FFO Attributable to Common Stockholders per Common Share – Diluted	$0.34	$0.38	$1.74	$1.29
AFFO Attributable to Common Stockholders per Common Share – Diluted	$0.37	$0.41	$1.83	$1.45

(1)

Interest related to the 2025 Convertible Senior Notes excluded from net income attributable to the Company to derive FFO effective January 1, 2022 due to the implementation of ASU 2020-06 which requires presentation on an if-converted basis, as the impact to net income attributable to common stockholders would be anti-dilutive.

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

Reconciliation of Net Debt to Pro Forma EBITDA

(Unaudited)

(In thousands)

Three Months Ended December 31, 2022
Net Loss Attributable to the Company	$(3,079)
Depreciation and Amortization of Real Estate	8,440
Loss on Disposition of Assets, Net of Income Tax	8,898
Gain on Disposition of Other Assets	(519)
Unrealized Gain on Investment Securities	(6,405)
Distributions to Preferred Stockholders	(1,195)
Straight-Line Rent Adjustment	(521)
Amortization of Intangibles to Lease Income	676
Other Non-Cash Amortization	(33)
Amortization of Loan Costs and Discount on Convertible Debt	264
Non-Cash Compensation	809
Interest Expense, Net of Amortization of Loan Costs and Discount on Convertible Debt	3,635
EBITDA	$10,970

Annualized EBITDA	$43,880
Pro Forma Annualized Impact of Current Quarter Acquisitions and Dispositions, Net (1)	14,166
Pro Forma EBITDA	$58,046

Total Long-Term Debt	$445,583
Financing Costs, Net of Accumulated Amortization	1,637
Unamortized Convertible Debt Discount	364
Cash & Cash Equivalents	(19,333)
Restricted Cash	(1,861)
Net Debt	$426,390

Net Debt to Pro Forma EBITDA	7.3x

(1)	Reflects the pro forma annualized impact on Annualized EBITDA of the Company’s acquisition and disposition activity during the three months ended December 31, 2022.